Exhibit 99.1

Sanara MedTech Inc. Announces $55 Million Debt Facility

FORT WORTH, TX / GlobeNewswire / April 18, 2024 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today that it has entered into a $55.0 million non-dilutive term loan agreement with CRG Servicing LLC, an affiliate of CRG LP (“CRG”), a healthcare focused investment fund, to support the Company’s growth initiatives in 2024 and 2025.

Sanara received $15.0 million in gross proceeds at closing and can draw up to $40.0 million in additional funds, at its option, in two tranches before June 30, 2025. The Company used approximately $9.8 million of the net proceeds to retire its existing debt. The remaining net proceeds will be used for the Company’s growth initiatives, including permitted acquisitions and investments, as well as for working capital and general corporate purposes. In addition, Sanara is currently in discussions with a commercial bank to establish a $10.0 million revolving line of credit as permitted under the CRG facility.

Zach Fleming, Sanara’s Chief Executive Officer, stated, “We are pleased to partner with CRG, a premier investment firm in the healthcare industry. We believe this non-dilutive capital will allow us to support our growth initiatives and provide access to additional capital for potential acquisition opportunities that the Company may identify as accretive to our business strategy.”

Luke Düster, Partner of CRG stated, “We are excited to be working with Sanara and their management team who have a proven record of success. This transaction demonstrates our confidence in the Company’s ability to continue to execute on its growth plan by serving more patients and providers with their portfolio of products that can help improve outcomes and reduce healthcare expenses.”

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGEN™ Verified Inductive Bone Matrix, ALLOCYTE™ Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost.

About CRG

CRG is a premier healthcare investment firm that has committed more than $4 billion of assets across five funds to date. The firm seeks to invest between $20 - $300 million in companies across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, New York and Houston. For more information, please visit crglp.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the negotiation and establishment of a new revolving credit facility, the identification of potential acquisitions and growth initiatives, the intended use of net proceeds from the CRG facility, the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as Sanara’s ability to negotiate and establish a new revolving credit facility on favorable terms or at all, our ability to identify and consummate favorable and accretive acquisitions and effectively integrate any companies or products that we acquire, our ability to identify and effectively utilize the net proceeds for growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.